Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2013 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, Mass., November 7, 2013 -- ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2013.

The Company reported a net loss of $6,083,000 or $0.10 per share for the quarter ended September 30, 2013, compared to a net loss of $431,000 or $0.01 per share for the quarter ended September 30, 2012. For the nine-month period ended September 30, 2013, the Company reported a net loss of $18,644,000 or $0.30 per share, compared to a net loss of $5,576,000 or $0.09 per share for the same period in 2012.

At September 30, 2013, the Company had a total of $103,054,000 in cash, equivalents and marketable securities.

Recent Operational Developments

Tivantinib (ARQ 197)
●
Submission of a protocol amendment related to a reduced dose of 120 milligrams (mg) twice daily (BID) in the pivotal Phase 3 METIV-HCC trial of tivantinib as single agent therapy in patients with hepatocellular carcinoma (HCC);

●
Presentation of final data from the Phase 3 MARQUEE trial in non-squamous non-small cell lung cancer (NSCLC) at the European Cancer Congress demonstrating clinical benefits in a sub-group of patients whose tumors expressed high levels of MET protein, as assessed per protocol.

“Following observation by the Data Monitoring Committee of a higher incidence of neutropenia in the METIV-HCC trial, ArQule and its partner, Daiichi Sankyo, submitted a protocol amendment in order to reduce the dose to 120 mg BID,” said Paolo Pucci, chief executive officer of ArQule. “Patients in the METIV-HCC trial are being treated at the reduced dose of 120 mg BID, and the DMC will review data from these patients on an ongoing basis to monitor the safety profile of this dose. We expect to provide additional details on the trial as they become available.

“In the tivantinib NSCLC program, the final data analyses from the MARQUEE trial demonstrated the potential therapeutic value of tivantinib in the treatment of patients with MET high tumors as measured by improvements in overall survival and progression-free survival,” said Mr. Pucci. “With respect to the ATTENTION trial of tivantinib and erlotinib in NSCLC, we expect our partner in Asia, Kyowa Hakko Kirin, to have data available early next year.

“Enrollment in our Phase 1 trials with ARQ 092, our AKT inhibitor, and ARQ 087, our FGFR inhibitor, is proceeding,” said Mr. Pucci. “We continue to expect data readouts from these two trials in approximately mid-2014.”

Revenues and Expenses

The Company reported total revenues of $3,542,000 for the quarter ended September 30, 2013, compared to revenues of $10,944,000 for the quarter ended September 30, 2012. Revenues for the nine months ended September 30, 2013 were $13,639,000 compared to revenues of $31,271,000 for the nine months ended September 30, 2012.

The $7,402,000 revenue decrease in the three month period ended September 30, 2013 is primarily due to revenue decreases of $4,500,000 from the Daiichi Sankyo AKIP™ discovery agreement that ended in November 2012, $2,300,000 from the tivantinib program, and $600,000 from the Daiichi Sankyo ARQ 092 agreement that ended in June 2013.

The $17,632,000 revenue decrease in the nine month period ended September 30, 2013 is primarily due to revenue decreases of $14,300,000 from the Daiichi Sankyo AKIP™ discovery agreement that ended in November 2012, $4,100,000 from the tivantinib program, and $1,000,000 from the Daiichi Sankyo ARQ 092 agreement that ended in June 2013. These decreases were partially offset by a one-time payment of $1,750,000 related to a research project.

For the quarter ended September 30, 2013, the Company reported total costs and expenses of $9,735,000, compared to total costs and expenses of $11,533,000 for the quarter ended September 30, 2012. Total costs and expenses for the nine months ended September 30, 2013 were $32,596,000, compared to $37,220,000 for the same period in 2012.

Research and development costs for the three and nine month periods ended September 30, 2013 were $5,955,000 and $22,218,000 respectively, compared with $8,146,000 and $26,720,000 for the 2012 three and nine month periods. The lower research and development expenses in both the three and nine month periods ended September 30, 2013 were related primarily to lower labor related costs and lower outsourced clinical and product development costs.

In connection with the reorganization implemented in July 2013, the Company recorded $667,000 of restructuring costs, including $403,000 of which was paid in the three month period ended September 30, 2013, as well as $139,000 of non-cash stock compensation costs. The restructuring actions related to these charges are expected to result in annual cost savings of approximately $3,500,000-$4,000,000 commencing in 2014.

General and administrative costs for the three and nine month periods ended September 30, 2013 were $3,113,000 and $9,711,000, respectively, compared with $3,387,000 and $10,500,000 for the 2012 three and nine month periods.

Updated 2013 Financial Guidance

For 2013, ArQule expects net use of cash to range between $37 and $40 million. Revenues are expected to range between $13 and $16 million. Net loss is expected to range between $26 and $29 million, and net loss per share is expected to range between $(0.42) and $(0.46). ArQule expects to end 2013 with between $91 and $94 million in cash and marketable securities.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Thursday, November 7, 2013
Time:	9:00 a.m. Eastern Time

Conference Call Dial-In Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	http://www.ArQule.com

A replay of the conference call will be available beginning two hours after its completion through November 9, 2013 and can be accessed by dialing toll-free 1-855-859-2056 or 1-800-585-8367 and 1-404-537-3406 from outside the U.S. For archived calls, the access code is 86068331.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, and ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR). ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2013 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2013) and its agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin Co., Ltd. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092 (an AKT inhibitor) and ARQ 087 (an FGFR inhibitor) may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company or Daiichi Sankyo, its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement. If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Data)

Research and development revenue (1)	$3,542	$10,944	$13,639	$31,271

Costs and expenses:
Research and development	5,955	8,146	22,218	26,720
General and administrative	3,113	3,387	9,711	10,500
Restructuring costs	667	—	667	—
Total costs and expenses	9,735	11,533	32,596	37,220

Loss from operations	(6,193)	(589)	(18,957)	(5,949)

Interest income	114	150	397	294
Interest expense	(8)	(7)	(18)	(19)
Other income (expense)	4	15	(66)	98

Net loss	(6,083)	(431)	(18,644)	(5,576)

Unrealized gain (loss) on marketable securities	41	273	(17)	166
Comprehensive loss	$(6,042)	$(158)	$(18,661)	$(5,410)

Basic and diluted net loss per share:
Net loss per share	$(0.10)	$(0.01)	$(0.30)	$(0.09)

Weighted average basic and diluted common shares outstanding	62,512	62,224	62,457	58,987

(1)
Research and development revenue is shown net of collaboration contra-revenue of zero and $0.2 million and $0.3 million and $3.7 million for the three and nine months ended September 30, 2013 and 2012, respectively.

Balance sheet data (in thousands):	September 30, 2013	December 31, 2012

Cash, equivalents and marketable securities- short term	$82,262	$79,271
Marketable securities- long term	20,792	51,328
	$103,054	$130,599

Total assets	$105,848	$134,193

Notes payable	$1,700	$1,700

Stockholders’ equity	$65,782	$81,029

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